Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-262192) pertaining to the Oasis Petroleum Inc. 2020 Long Term Incentive Plan of our report dated February 25, 2022, with respect to the consolidated financial statements and schedules of Crestwood Equity Partners LP, included in its Annual Report on Form 10-K for the year ended December 31, 2021, incorporated by reference in this Amendment No. 1 to the Current Report on Form 8-K (filed as Form 8-K/A) of Oasis Petroleum Inc. dated April 1, 2022.

/s/ Ernst & Young LLP

Houston, Texas
April 1, 2022